--------------------------------          UNITED STATES SECURITIES AND EXCHANGE COMMISSION            ------------------------------
            FORM 4                                     WASHINGTON, D.C. 20549                                  OMB APPROVAL
--------------------------------                                                                      ------------------------------
|_| CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              OMB NUMBER:          3235-0287
    LONGER SUBJECT TO SECTION                                                                         EXPIRES:      JANUARY 31, 2005
    16. FORM 4 OR FORM 5                       Filed pursuant to Section 16(a) of the                 ESTIMATED AVERAGE BURDEN
    OBLIGATIONS MAY CONTINUE.              Securities Exchange Act of 1934, Section 17(a)             HOURS PER RESPONSE.........0.5
    SEE INSTRUCTION 1(B).                     of the Public Utility Holding Company Act               ------------------------------
                                                  of 1935 or Section 30(h) of the
                                                  Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*    2. Issuer Name AND Ticker or Trading Symbol    6. Relationship of Reporting Person(s) to
                                                                                              Issuer (Check all applicable)
   Koppel          Elliott                     Caprius, Inc. (CAPR)
                                                                                            X  Director           X   10% Owner
                                                                                           ---                    ---
                                                                                            X  Officer (give title    Other (specify
                                                                                           ---          below)    ---        below)

                                                                                                     VP Sales & Marketing
                                                                                                  ---------------------------
------------------------------------------------------------------------------------------------------------------------------------
    (Last)       (First)      (Middle)      3. IRS Identification   4. Statement for
                                               Number of Reporting     Month/Day/Year
                                               Person, if an
   One Parker Plaza                            entity (Voluntary)      October 8, 2002

------------------------------------------------------------------------------------------------------------------------------------
                (Street)                                            5. If Amendment,       7.  Individual or Joint/Group Filing
                                                                       Date of Original        (Check Applicable Line)
                                                                       (Month/Day/Year)     X  Form filed by One Reporting Person
                                                                                           ---
   Fort Lee       New Jersey     07024                                                         Form filed by More than One
                                                                                           --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)       (Zip)
------------------------------------------------------------------------------------------------------------------------------------

                          TABLE 1-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security             2. Transaction    2A. Deemed      3. Trans-      4. Securities Acquired      5. Amount of
   (Instr. 3)                       Date               Execution      action         (A) or Disposed of (D)      Securities
                                                       Date, if       Code           (Instr. 3, 4, and 5)        Beneficially
                                                       any            (Instr. 8)                                 Owned
                                                                   -------------------------------------------   Following
                                    (Month/            (Month/                                                   Reported
                                     Day/               Day/                                                     Transaction(s)
                                     Year)              Year)                                 (A) or             (Instr. 3 and 4)
                                                                     Code     V      Amount     (D)    Price
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

-----------------------------------
6. Ownership      7. Nature of
   Form:             Indirect
   Direct (D)        Beneficial
   or Indirect (I)   Ownership
   (Instr. 4)        (Instr. 4)
-----------------------------------

-----------------------------------

-----------------------------------

-----------------------------------

-----------------------------------

-----------------------------------

-----------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                             PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM                      (Over)
                     ARE NOT REQUIED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.       SEC 1474 (9-02)


FORM 4 (CONTINUED)        TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Conversion 3. Transaction  3A. Deemed     4. Transaction  5. Number of      6. Date
   (Instr. 3)                       or            Date             Execution     Code            Derivative        Exercisable
                                    Exercise                       Date, if      (Instr. 8)      Securities        and
                                    Price of      (Month/Day/      any                           Acquired (A)      Expiration
                                    Derivative     Year)                                         or Disposed       Date
                                    Security                       (Month/                       of (D)            (Month/Day/Year)
                                                                    Day/                         (Instr. 3,
                                                                    Year)                        4 and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Date      Expira-
                                                                                 Code    V       (A)    (D)        Exer-     tion
                                                                                                                   cisable   Date
------------------------------------------------------------------------------------------------------------------------------------
Common stock, par                 $0.15           10/08/02                       P               A                10/08/02* 10/08/12
value $0.1 per share
------------------------------------------------------------------------------------------------------------------------------------
Warrants                          $0.09           06/07/02                       P               A                06/07/02  09/30/07
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------

7.  Title and Amount of                 8. Price of        9. Number of       10. Ownership    11. Nature of
    Underlying Securities                  Derivative         Derivative          Form of          Indirect
    (Instr. 3 and 4)                       Security           Securities          Derivative       Beneficial
                                           (Instr. 5)         Beneficially        Security:        Ownership
                                                              Owned               Direct (D)       (Instr. 4)
                        Amount or                             Following           or
    Title               Number of                             Reported            Indirect (I)
                        Shares                                Transaction(s)      (Instr. 4)
                                                              (Instr. 4)

-------------------------------------------------------------------------------------------------------------------
  Common stock          100,000*           $0.15              100,000             D
-------------------------------------------------------------------------------------------------------------------
  Common stock          15,000             $0.09              15,000              D
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

* Options to vest one third per annum, commencing the date of grant.





                                                                             /s/Elliott Koppel                          10/15/02
** Intentional misstatements or omissions of facts constitute              ------------------------------------      ---------------
   Federal Criminal Violations.                                              **Signature of Reporting Person              Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2